Exhibit 77D - DWS RREEF Global Real Estate Securities
Fund (a series of DWS Advisor Funds)

Effective July 2009, for DWS RREEF Global Real Estate
Securities Fund, a series of DWS Advisor Funds, the
Fund's investment strategy was modified as follows:

DWS RREEF Global Real Estate Securities Fund is classified as "diversified." As compared to non-diversified funds, diversified funds generally invest in a larger number of issuers.


C:\Documents and Settings\e463526\Local Settings\
Temporary Internet Files\OLKAD\Exhibit 77D (3).doc